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                                                                    EXHIBIT 99.1


                         (HEALTHCARE REALTY TRUST LOGO)


                                  NEWS RELEASE
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            Contact: Timothy G. Wallace, Executive Vice President and
                     Chief Financial Officer, (615) 269-8175

                HEALTHCARE REALTY TRUST PROVIDES INFORMATION ON
                  FACILITIES RELATED TO CENTENNIAL HEALTHCARE

         NASHVILLE, Tennessee December 4, 2002 - In response to inquiries regarding other announcements involving Centennial Healthcare Corporation ("Centennial"), Healthcare Realty Trust Incorporated (NYSE:HR) is providing information on the status of its facilities leased to or managed by Centennial. Healthcare Realty Trust owns six skilled nursing facilities that are leased to Centennial and has a secured loan on two skilled nursing facilities for which Centennial is third-party manager. Seven of the facilities are located in Michigan and one in Indiana, comprising a total of 831 beds. Total investment in these facilities is $25.6 million representing 1.62% of Healthcare Realty Trust's portfolio.

         As of September 30, 2002, the facilities leased or managed by Centennial averaged 82% occupancy. For the nine months ending September 30, 2002, the average EBITDARM, or "Earnings Before Interest, Taxes, Depreciation, Amortization, Rents and Management Fees," coverage ratio was 1.76 times. The base rent and mortgage interest obligations under the agreements total approximately $259,000 per month. The rent related to the six leased facilities is current. The non-current mortgage interest receivable, related to the two facilities that Centennial manages but is not the borrower, is $264,674. Healthcare Realty Trust holds approximately $1.6 million in letters of credit and other cash deposits that partially secure payment obligations under the various agreements.

         Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. The Company's portfolio is comprised of nine major facility types, located in 29 states nationwide, and operated pursuant to contractual arrangements with 62 healthcare providers. The Company has investments of approximately $1.6 billion in 223 real estate properties or mortgages, totaling approximately 11 million square feet. The Company provides property management services to more than five million square feet nationwide.

     In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in a 10-K filed with the SEC by Healthcare Realty Trust for the year ended December 31, 2001.
      Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.


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